SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15


       Certification and Notice of Termination of Registration
        Under Section 12(g) of the Securities Exchange Act of
           1934 or Suspension of Duty to File Reports Under
               Sections 13 and 15(d) of the Securities
                        Exchange Act of 1934.

               Commission File Number       1-9762

                     RESORTS INTERNATIONAL HOTEL FINANCING, INC.
        (Exact name of registrant as specified in its charter)

     1415 E. SUNRISE BLVD., FT. LAUDERDALE, FL 33304 (954) 713-2500
           (Address, including zip code, and telephone number,
             including area code, of registrant's principal
                           executive offices)

            Commission File Number       33-50733-02

                      RESORTS INTERNATIONAL HOTEL, INC.
         (Exact name of registrant as specified in its charter)

     1415 E. SUNRISE BLVD., FT. LAUDERDALE, FL 33304 (954) 713-2500
           (Address, including zip code, and telephone number,
             including area code, of registrant's principal
                           executive offices)

               Commission File Number       1-4226

                   SUN INTERNATIONAL HOTELS LIMITED
         (Exact name of registrant as specified in its charter)

        CORAL TOWERS, PARADISE ISLAND, THE BAHAMAS (242) 363-2516
            (Address, including zip code, and telephone number,
             including area code, of registrant's principal
                           executive offices)




                    11% MORTGAGE NOTES DUE 2003 OF
              RESORTS INTERNATIONAL HOTEL FINANCING, INC.

   GUARANTEES OF RESORTS INTERNATIONAL HOTEL, INC. RELATING TO THE 11% MORTGAGE NOTES DUE 2003 OF RESORTS INTERNATIONAL HOTEL
   FINANCING, INC.

   GUARANTEES OF RESORTS INTERNATIONAL HOTEL, INC. RELATING TO THE 11.375% JUNIOR MORTGAGE NOTES DUE 2004 OF RESORTS INTERNATIONAL HOTEL FINANCING, INC.

         UNITS (EACH CONSISTING OF $1,000 PRINCIPAL AMOUNT OF 11.375% Junior Mortgage Notes due 2004 of Resorts International
                 Hotel Financing, Inc. and 0.1928 of
        one Ordinary Share of Sun International Hotels Limited) (Title of each class of securities covered by this Form)

           RESORTS INTERNATIONAL HOTEL FINANCING, INC. - NONE
                RESORTS INTERNATIONAL HOTEL, INC. - NONE
           Sun International Hotels Limited - Ordinary Shares
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(ii)   [ ]
   Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)    [X]
   Rule 12g-4(a)(2)(i)   [X]     Rule 12h-3(b)(2)(ii)   [ ]
   Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6             [ ]
   Rule 12h-3(b)(1)(i)   [X]

           Approximate number of holders of record as of the certification or notice date:

                    11% MORTGAGE NOTES DUE 2003 - 63
           GUARANTEES OF 11% MORTGAGE NOTES DUE 2003 - 63
     GUARANTEES OF 11.375% JUNIOR MORTGAGE NOTES DUE 2004 - 23
                           UNITS - 23

       Pursuant to the requirements of the Securities
   Exchange Act of 1934, Resorts International Hotel Financing,
   Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


   Date:  April 21, 1998   By: /s/ William C. Murtha
                               William C. Murtha
                               Vice President and
                                Secretary


       Pursuant to the requirements of the Securities
   Exchange Act of 1934, Resorts International Hotel, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


   Date:  April 21, 1998   By: /s/ David Hughes
                               David Hughes, Senior
                               Vice President-Finance



       Pursuant to the requirements of the Securities
   Exchange Act of 1934, Sun International Hotels Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


   Date:  April 21, 1998   By: /s/ John R. Allison
                               John R. Allison
                               Executive Vice
                                President